Exhibit 99

news
MICROS Systems, Inc. 7031 Columbia Gateway Drive Columbia, MD USA 21046

Release Date: January 6, 2005	Contact:	Louise Casamento
Director of Marketing
(443) 285-8144

MICROS Systems, Inc. Acquires JTECH Communications, Inc.

Columbia, MD—January 6, 2005—MICROS Systems, Inc. (NASDAQ:MCRS), a leading provider of information technology solutions for the hospitality industry, announced today the acquisition of JTECH Communications, industry pioneer and leader in on-premises wireless paging solutions for hospitality, retail and other markets.  Headquartered in Boca Raton, Florida, JTECH will be operated as a wholly-owned subsidiary of MICROS Systems, Inc.

JTECH Communications is a driving force in the development and implementation of on-premises wireless applications for the hospitality and retail markets.  JTECH systems are currently installed in more than 50,000 restaurants, hospitals, retail and other establishments worldwide, and are estimated to be in use by over 2,000,000 people daily. JTECH customers include Outback Steakhouse, Red Lobster, Romano’s Macaroni Grill, Chili’s Grill & Bar, Lone Star Steakhouse, Hard Rock Cafe, Longhorn Steakhouse, Applebee’s, TGI Fridays, Ruby Tuesday and Best Buy.

“JTECH Communications is a solid tactical acquisition for MICROS,” stated Tom Giannopoulos, Chairman and CEO of MICROS.  “JTECH has a highly complementary product offering to MICROS and has been a strong MICROS business partner for several years.  JTECH has many synergies with MICROS including a strong parallel in its served markets.  We can immediately leverage the current customer base of both companies in the hospitality market, continue an expansion internationally, and expand in non-hospitality markets such as retail and healthcare.”

“JTECH is very excited about the acquisition by MICROS,” stated David Stokoe, President of JTECH Communications.  “We have long admired MICROS’s strength in the hospitality industry.  MICROS’s strong service and distribution network here in North America as well as its infrastructure internationally will greatly broaden JTECH’s reach.”

About JTECH Communications

JTECH Communications, Inc., the South Florida based solutions developer and systems integrator, is the nation’s leading provider of on-premises wireless messaging systems for the retail, hospitality and healthcare industries. Using a variety of unique wireless products, systems and solutions, JTECH’s user list features over 50,000 installations spanning virtually every industry including chain and independent restaurants, hotels, casino’s, cruise ships, retail stores, hospitals and clinics, churches, pharmacies, auto dealerships, salons and more.

About MICROS Systems, Inc.

MICROS Systems, Inc. provides enterprise applications for the hospitality and retail industries worldwide. Over 200,000 MICROS systems are currently installed in table and quick service restaurants, hotels, motels, casinos, leisure and entertainment, and retail operations in more than 130 countries, and on all seven continents. In addition, MICROS provides property management systems, central reservation and customer information solutions under the brand MICROS-Fidelio for more than 20,000 hotels worldwide, as well as point-of-sale and loss prevention products through its subsidiary Datavantage for more than 50,000 specialty retail stores worldwide. MICROS stock is traded through NASDAQ under the symbol MCRS.

For more information on MICROS and its advanced information technology solutions for the hospitality industry, please contact Louise Casamento, Director of Marketing at (443) 285-8144 or (800) 638-0985.  You can also visit the MICROS website at www.micros.com or send an email to info@micros.com.

The MICROS logo is a registered trademark of MICROS Systems, Inc. All other product and brand names are the property of their respective owners.